Exhibit 5

May 5, 2010

Arthur J. Gallagher & Co.

The Gallagher Centre

Two Pierce Place

Itasca, Illinois 60143-3141

Ladies and Gentlemen:

We have acted as counsel to Arthur J. Gallagher & Co., a Delaware corporation (the “Company”), in connection with the resale registration of 455,554 shares (the “Shares”) of the Company’s common stock, par value $1.00 per share (the “Common Stock”), which shares may be sold by certain selling stockholders from time to time, as described in the prospectus supplement dated May 5, 2010 (the “Prospectus Supplement”) filed by the Company with the Securities and Exchange Commission (the “Commission”) and the related prospectus dated May 5, 2010 (the “Base Prospectus” and, together with the Prospectus Supplement, the “Prospectus”) that form part of the Company’s effective registration statement on Form S-3ASR (Reg. No. 333-166533) (the “Registration Statement”). This letter is being delivered pursuant to your request.

In arriving at the opinions expressed below, we have examined originals or copies, certified or otherwise identified to our satisfaction, of such documents, corporate records and other instruments as we have deemed necessary or advisable to enable us to render the opinions here.

As to matters of fact material to this opinion, we have relied upon representations or certificates of officers or directors of the Company and assertions of fact contained in the documents that we have examined. We have not independently verified those facts.

In rendering the opinions set forth below, we have assumed (i) the genuineness of all signatures, (ii) the legal capacity and competency of all natural persons, (iii) the authenticity of all documents submitted to us as originals or certified to us as duly and validly adopted, (iv) the conformity to original documents of all documents submitted to us as copies, and (v) each certificate from governmental officials reviewed by us is accurate, complete and authentic, and all public records are accurate and complete.

Based upon the foregoing examination and in reliance thereon, and subject to the assumptions, limitations and qualifications stated herein, we are of the opinion that the Shares are validly issued, fully paid and non-assessable.

This opinion is limited in all respects to the General Corporation Law of the State of Delaware (including the statutory provisions, all applicable provisions of the Delaware constitution and reported judicial decisions interpreting the foregoing), and we express no opinion as to the laws, statutes, rules or regulations of any other jurisdiction.

This opinion has been prepared for use in connection with the filing by the Company of a Current Report on Form 8-K, which Form 8-K will be incorporated by reference in the Prospectus constituting part of the Registration Statement. We consent to the filing of this opinion as Exhibit 5.1 to the above-described Form 8-K and we further consent to the use of our name under the caption “Validity of Securities” in the Registration Statement and the prospectus that forms a part thereof. In giving these consents, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the Rules and Regulations of the Commission.

This opinion is being furnished to the Company solely for submission to the Commission as an exhibit to the Registration Statement and, accordingly, may not be relied upon, quoted in any manner to or delivered to any other person or entity without, in each instance, our prior written consent.

This opinion is rendered as of the date first written above and we disclaim any obligation to advise you of facts, circumstances, events or developments that hereafter may be brought to our attention and that may alter, affect or modify the opinion expressed herein. Our opinion is expressly limited to the matters set forth above and we render no opinion, whether by implication or otherwise, as to any other matters relating to the Company.

Very truly yours,

/s/ Harter Secrest & Emery LLP